Exhibit 2.3

Execution Copy

amendMENT No. 2

to THE

BUSINESS COMBINATION AGREEMENT

______________

This AMENDMENT NO. 2 (this “Amendment”), dated as of November 29, 2022, to the Business Combination Agreement, dated as of August 3, 2022 (as amended, the “Business Combination Agreement”), is made by and among INFINT Acquisition Corporation, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“INFINT”), FINTECH Merger Sub Corp., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Merger Sub”), and Seamless Group Inc., an exempted company limited by shares incorporated under the Laws of the Cayman Islands (the “Company”). Each of the Company, INFINT and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 9.04 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amend and Restate Section 7.23. Section 7.23 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Convertible Bond and Option Deed. Reference is hereby made to that certain (a) Option Deed for the Grant of Option, between the Company and Noble Tack International Limited (“Noble”), dated as of June 2, 2022 (the “Noble Option Deed”), and (b) Amended and Restated Convertible Bond Instrument dated as of September 14, 2021 (the “Convertible Bond Instrument”). Prior to the Closing, the Company shall exercise, or cause the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia Holdings Limited (“Dynamic Indonesia”) and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, and (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares.”

2. Amend and Restate Section 8.02(m). Section 8.02(m) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Convertible Bond and Option Deed. The Company shall have, and shall have provided INFINT with evidence reasonably satisfactory to INFINT that the Company shall have, exercised or caused the applicable party or parties thereof to exercise, that certain (i) right under the Noble Option Deed whereby the Company acquires from Noble all of (A) Noble’s shares of Dynamic Indonesia and/or (B) the shareholder loan granted by Noble to Dynamic Indonesia in the total outstanding amount of $2,050,000 million as of June 2, 2022, and (ii) conversion right under the Convertible Bond Instrument to convert into Company Shares.”

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFINT ACQUISITION CORPORATION

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Chief Executive Officer

FINTECH MERGER SUB CORP.

By:	/s/ Alexander Edgarov
Name:	Alexander Edgarov
Title:	Director

seamless group inc.

By:	/s/ Ronnie Hui
Name:	Ronnie Hui
Title:	Chief Executive Officer